Exhibit 10.21

Jones Lang LaSalle Incorporated

Non-Executive Director Compensation Plan

Summary of Terms and Conditions

Amended and Restated as of September 12, 2007

I.	Introduction:

The Non-Executive Director Compensation Plan (as amended and restated, the “Plan”) of Jones Lang LaSalle Incorporated (the “Company”) is designed to attract and retain highly qualified individuals to serve as non-executive members of the Company’s Board of Directors and to align the interests of the non-executive directors (the “Directors”) with those of the Company’s shareholders. Members of the Board of Directors who are also employees and/or officers of the Company do not qualify for compensation under the Plan. The terms of the Plan as set forth below are effective for service on the Board of Directors on and after September 12, 2007.

II.	Compensation:

The Plan provides each of the Company’s Directors the following compensation for service on the Company’s Board of Directors:

A.	One-Time Grant of Restricted Stock Upon Initial Election to the Board of Directors

Upon his or her initial election to the Board of Directors, each Director shall receive a one-time grant of restricted shares of

Common Stock in the aggregate amount of $75,000. The number of restricted shares shall be calculated based on the closing price of the Company’s Common Stock on the date of the grant. The restricted shares shall vest five years from the date of the grant.

B.	Cash

Each Director shall receive the following compensation in cash, subject to certain elections that each Director may otherwise make as described below.

a.	Annual Retainer – $60,000 in cash, payable in equal quarterly installments in advance, promptly after the beginning of each calendar quarter.

b.	Board Meeting Attendance Fees – $3,000 for attendance at each meeting ($1,000 for each telephonic meeting), payable promptly after each meeting.

c.	Committee Meeting Attendance Fees – $1,500 for attendance at each meeting ($1,000 for each telephonic meeting), payable promptly after each meeting.

d.	Audit Committee Chair Additional Retainer – The Chair of the Audit Committee shall be paid an annual retainer of $20,000, to be paid in full and in advance following the appointment of the Chair after each Annual Meeting of Shareholders, such payment to be made promptly after the end of the second calendar quarter each year.

e.	Compensation Committee Chair Additional Retainer – The Chair of the Compensation Committee shall be paid an annual retainer of $10,000, to be paid in full and in advance following the appointment of the Chair after each Annual Meeting of Shareholders, such payment to be made promptly after the end of the second calendar quarter each year.

f.	Nominating and Governance Committee Chair Additional Retainer – The Chair of the Nominating and Governance Committee shall be paid an annual retainer of $5,000, to be paid in full and in advance following the appointment of the Chair after each Annual Meeting of Shareholders, such payment to be made promptly after the end of the second calendar quarter each year.

g.	Audit Committee Member Additional Retainer – Each member of the Audit Committee (other than the Chairman of the Audit Committee) shall be paid an annual retainer of $5,000, to be paid in full and in advance following the appointment of such member after each Annual Meeting of Shareholders, such payment to be made promptly after the end of the second calendar quarter each year.

For administrative convenience, the Company in its discretion may delay payments for individual telephonic meetings until such time as other payments for in-person Board meetings are being made.

C.	Annual Grants of Restricted Stock

At the time of each Annual Meeting of Shareholders, each Director shall receive an annual grant of restricted shares of Common Stock in the aggregate amount of $75,000. The number of restricted shares shall be calculated based on the closing price of the Company’s Common Stock on the date of the grant. The restricted shares shall vest five years from the date of the grant.

D.	Common Stock Alternative with Respect to Annual Retainer

i.	Percentage Election – Directors may elect to receive any or all of their Annual Retainer(s) and/or Meeting Attendance Fees in shares of the Company’s Common Stock (rather than in cash) in increments of 5% (i.e., 5%, 10%, 15%, etc.)

ii.	Receipt/Deferral – Directors may elect to take receipt of their shares of Company’s Common Stock according to either paragraphs 1 or 2 below:

1.

During the year in which the Annual Retainer(s) and/or Meeting Attendance Fees are earned. In the case of the Annual Retainer(s), the number of shares shall be determined quarterly and shall be equal to the percentage of the Annual Retainer elected, divided by four, divided by the price per share of Company

Stock on the last day of each quarter. In the case of Meeting Attendance Fees, the number of shares shall be determined quarterly based on the actual Meeting Attendance Fees payable during that quarter and shall be equal to the to the percentage of the Meeting Attendance Fees elected divided by the price per share of Company Stock on the last day of each quarter. For administrative purposes, shares may not actually be distributed until after the end of the year in which the Annual Retainer was earned.

Or

2.	On a deferred basis:

a.	when they retire from the Board of Directors;

b.	specified number of years (not to exceed 10) after the date on which they retire from the Board of Directors; or

c.	for a specified number of years (not less than 1 or more than 10) after the election is made.

Notwithstanding the foregoing, in no event shall the distribution of shares be accelerated at a time earlier than which they otherwise would have been distributed, whether by amendment of the Plan, exercise of the Company’s discretion or otherwise, except in the event of a Director’s death or long-term disability.

iii.	Deferral Election – Any election to defer shares shall be made prior to the year in which the Annual Retainer and/or the Meeting Attendance Fees subject to deferral shall be earned. Any newly elected Director shall have five (5) days from the date of his or her election to the Board to elect to defer any percentage hereunder. The initial deferral election shall clearly specify the time of payment. All deferral elections shall be irrevocable.

iv.	Dividends/Stock Splits – Dividends, if any, on deferred shares of Common Stock shall be paid in additional shares having a fair market value equal to the amount of the dividends paid on the date of payment. However, any fractional shares shall be paid in cash. Deferred Stock shall be subject to any stock splits, reverse stock splits, or stock dividends.

v.	Code Section 409A – The Plan is subject to the provisions of Section 409A of the Internal Revenue Code enacted under the American Jobs Creation Act of 2004, and any regulations issued thereunder. The Plan shall be interpreted and administered consistent with this intent and shall apply to all amounts deferred on or after January 1, 2005. The Company reserves the right to amend or modify this Section D in order to comply with regulations promulgated by the Department of Treasury under Code Section 409A.

E.	Deferral Opportunities Under U.S. Deferred Compensation Plan

Those Directors who are subject to the payment of United States federal income taxes are eligible to participate in the Company’s U.S. Deferred Compensation Plan with respect to any or all of the cash amounts payable under this Plan. Participation in the Deferred Compensation Plan is subject to the separate documentation, agreements and elections that will be provided to any Director upon request.

F.	General

a.	Administration – This plan will be administered by the Nominating and Governance Committee of the Board of Directors.

b.	Non-Committee Member Attendance. A Director who voluntarily attends the meeting of a Committee of which he is not a voting member shall not be compensated for attendance at such meeting.

c.	Source of Stock – All shares of the Company’s Common Stock granted under this Plan shall be issued out of the Company’s Amended and Restated Stock Award and Incentive Plan, as in effect from time to time (the “SAIP”) and shall otherwise be subject to the terms of the SAIP and any applicable award agreement that shall be presented to the Director by the Company.

d.	Amendment – The Plan may only be amended by the Nominating and Governance Committee of the Board of Directors.

e.	Itemized Statements – The Company shall provide periodic itemized statements accounting for the payments that have been made to the respective Directors under the Plan.

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